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                                                                     Exhibit 99
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                     SCOTTS COMPLETES ORTHO(R) ACQUISITION


                       CLOSES $330 MILLION NOTE OFFERING

     Marysville, Ohio, January 21, 1999 -- The Scotts Company (NYSE:SMG) today announced that it has completed the acquisition of the assets of the non-Roundup(R) consumer lawn and garden business of Monsanto Company (NYSE:MTC), including its Ortho(R) product line, for approximately
$300 million.

     The acquisition of assets also includes the Weed-B-Gon(R), Rose Pride(R), and Home Defense(R) product lines in the U.S.; Green Cross(R) the leading consumer pesticides business in Canada; Phostrogen(R) in the U.K.; and Defender(R) in Australia.

     "This acquisition essentially completes our plan to become a global leader in every major consumer lawn and garden category in virtually all significant markets in the world," said Charles M. Berger, Scotts' Chairman, President and Chief Executive Officer. "Our top priority now is to create greater value for shareholders by extending our proven consumer pull strategies to the new brands that we have added to our global portfolio and by realizing the potential for integration synergies from all of our recent acquisitions."

     "In the Ortho business, we expect synergies to result in annual cost savings of $18 million to $27 million by fiscal year 2001," said James Hagedorn, President, Scotts North America. "The cost savings will come from integrating selling activities and administrative functions, streamlining distribution, combining regulatory and research activities, achieving purchasing economies, rationalizing non-core operations and other initiatives. We plan to reinvest $15 million to $20 million of savings to generate profitable growth for the Ortho business through increased advertising, new product launches and various integration activities."

     Scotts also said today that is has closed its previously announced offering of $330 million of 10-year 8-5/8% Senior Subordinated Notes due 2009. The net proceeds from the offering, together with borrowings under Scotts' bank facility, were used to fund the payment to Monsanto


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Company for the Ortho acquisition and to repurchase approximately 97% of the
Company's $100 million outstanding 9-7/8% Senior Subordinated Notes due August 1, 2004.

     Salomon Smith Barney was the lead manager of the offering, and Chase Securities, Inc., and Credit Lyonnais Securities were the co-managers.

     The Scotts Company is the world's leading supplier of consumer products for lawn and garden care, with a full range of products for professional turf care and horticulture as well. The company owns what are by far the industry's most recognized brands. In the U.S., consumer awareness of the company's Scotts(R), Miracle-Gro(R) and Ortho(R) brands outscores the nearest competitors in their categories by several times, as does awareness of the consumer Roundup(R) brand which is owned by Monsanto. Scotts has entered into an agreement with Monsanto to be the exclusive marketing agent for consumer Roundup(R) worldwide. In the U.K., Scotts' brands include Weedol(R) and Pathclear(R), the top-selling consumer herbicides; Evergreen(R), the leading lawn fertilizer line; the Levington(R) line of lawn and garden products; and Miracle-Gro(R), the leading plant fertilizer. The Company's leading brands in continental Europe include KB(R) and Fertiligene(R) in France and NexaLotte(R) and Celaflor(R) in Germany.

     Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ from the forward looking information in this release, due to a variety of factors, including, but not limited to:

- Continued marketplace acceptance of the Company's "pull" advertising marketing strategies;

- The ability to maintain profit margins and to produce products and add production capacity on a timely basis;

- Competition in the North American and European consumer and professional segments;

- Competition between and the recent consolidation within the retail outlets selling the Company's products;

-    Public perceptions regarding the safety of the Company's products;

- Changes in economic conditions, interest rates and currency exchange rates in the countries in which the company operates;

- The ability to improve processes and business practices to keep pace with the economic, competitive and technological environment, including successful completion of the Company's Enterprise Resource Planning project;

- The Company's ability, and that of its third party suppliers and customers, to address information technology issues related to the year 2000; and

-    The ability to integrate several recent acquisitions.
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Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the company's publicly filed quarterly, annual, and other reports.